EXHIBIT 99.2

UNIFI CONSOLIDATES BUSINESS IN EUROPE

       LETTERKENNY, Ireland, March 2, 2004 - Unifi Europe today announced all indications are that it will be shutting down its remaining polymer and spinning operations based in Letterkenny, Ireland, and exiting the package dyeing businesses in Europe with the closure of its Unifi Dyed Yarns facility based in Manchester, England. Approximately 120 jobs will be lost in Letterkenny, as well as 100 jobs in Manchester. The Company is commencing a full consultation process with relevant Unions and employee representatives with immediate effect.

      Since the majority of the partially oriented yarn (POY) produced by the polymer spinning operation is used to supply the company's filament texturing business, the proposal to shut the remaining line will have minimal impact on the volume of finished yarn produced in Letterkenny. Unifi Europe will now fulfil its internal POY needs through purchases from the world market.

       With the proposed closure of the polymer and spinning operations, the Company will consolidate its texturing operations in the more modern and cost effective Plant 2. Unifi will continue to employ more than 300 people in Letterkenny, as well as an additional 20 in its sales offices in the U.K., France and Germany.

       "Polymer and spinning requires a significant amount of fixed costs in terms of energy, equipment and local authority charges, and this decision allows us to take out a substantial portion of our overhead without a corresponding reduction in our texturing volume and capacity," said Fintan McGrath, president of Unifi Europe. "Our internal POY production was not at a size or scope to be cost competitive with POY prices in the world market. The combined effects of lower costs for our raw materials and the reduction in overhead will enable us to remain competitive with our revenue-generating product, which is textured filament yarn."

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Unifi Consolidates Business in Europe - page 2

       Reductions in the demand for the company's package dyed yarn produced in Europe led to the proposal to exit the Manchester-based Unifi Dyed Yarns business. The company will build sufficient inventory to transition remaining customers to alternate suppliers, which could include packaged dyed yarn from Unifi's U.S.-based operations or via other strategic global partners of Unifi, Inc.

       "There has been a significant shift in the automotive sector away from package dyed products towards piece dyed and solution dyed products, resulting in an oversupply of dyed yarns in the European market," said McGrath. "The traditional European customer base for package dyed yarns is also sourcing more of its needs offshore, which has also reduced demand for our products."

       Full consultation will commence with employees and employee representatives at both locations. All employees impacted by these moves will be offered redundancy packages and outplacement assistance.

      "We realize the significance of this restructuring plan for both the local economies and for those employees who are immediately impacted, and we are committed to doing what we can to aid in the transition," added McGrath. "With these proactive moves, the Company is confident it can regain its competitiveness and secure the long-term future of its European operations."

       Unifi Inc. (NYSE: UFI) is one of the world's leading producers and processors of textured yarns. The company's primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel, and industrial fabrics, automotive, upholstery, hosiery, and sewing thread. For more information about Unifi, visit www.unifi-inc.com.

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